UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 5, 2012

PROGAMING PLATFORMS CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 333-168527

Delaware	98-0663823
(State of Incorporation)	(I.R.S. Employer Identification No.)

60 Mazeh Street, Apartment 12, Tel Aviv, Israel	65789
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: +972 (54) 222-9702

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 5, 2012, Mr. Erez Zino, a founder and principal shareholder of the Registrant, was appointed as the Chief Executive Officer. During the past five years, Mr. Zino has been the owner and managing director of Ozicom Communication Ltd., a private company that provides internet marketing support. Mr. Zino is a trained computer programmer and specializes in internet marketing.

Mr, Zino's appointment as CEO follows the resignation of Mr. Tamir Levinas as CEO on May 3, 2012, which resignation was reported in the Registrant's Form 8-K on May 3, 2012. Mr. Levinas' resignation was the result of a contractual commitment related to the sale of another company and was not the result of any disagreement with the Registrant relating to its operations, policies, or practices. Mr. Levinas will continue to serve as a member of the Registrant's Board of Directors.

On July 5, 2012, the Registrant announced the appointment of Mr. Asher Zwebner as Chief Financial Officer. During the past five years, Mr. Zwebner has held the following positions with public companies based in Israel: (i) interim CEO of Majic Wheels Corp. since January 2009 and CFO since 2007; (ii) CFO, Secretary and a director of Adama Technologies Corp. since November 2009; (iii) CFO of SinoBiomed Inc. since 2007; and (iv) CFO of Suspect Detection Systems, Inc. since 2007 and its interim CEO since 2008. Mr. Zwebner is a CPA in Israel and the United States. With the appointment of Mr. Zwebner as the Registrant's CFO, Mr. Doron Uziel, who had been the Registrant's CFO and Secretary since May 2010, continues to serve as Secretary and has been appointed as the Registrant's Treasurer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
PROGAMING PLATFORMS CORP.

By:	/s/ Doron Uziel
Name:	Mr. Doron Uziel
Title:	Secretary and Treasurer

Date: July 10, 2012